Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

This AGREEMENT, effective as of December 31, 2015 (the “Effective Date”), between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York corporation (“Columbia”), and Vixen Pharmaceuticals, Inc., a Delaware corporation (“Company”).

1.Definitions.

a.“Affiliate” means, with respect to a person, organization or entity, any person, organization or entity controlling, controlled by or under common control with, such person, organization or entity. For purposes of this definition only, “control” of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control will be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage will be substituted in the preceding sentence.

b.“Business Day” means any day, other than a Saturday or a Sunday, on which the banks in New York, New York, USA are open for business.

c.“Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September or December, respectively.

d.“Calendar Year” means a period of time commencing on January 1 and ending on the following December 31.

e.“Challenge” has the meaning set forth in Section 4c.

f.“Combination Product” means a combination of products sold together as a single product for a single invoiced price that includes at least one Licensed Product and one or more additional therapeutically active ingredients (whether coformulated or copackaged) which are not Licensed Products.  Pharmaceutical dosage form vehicles, adjuvants, and excipients shall not be deemed to be “therapeutically active ingredients”, except in the case where such vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).

g.“Commercialization” or “Commercialize” means any activities directed to obtaining pricing and/or reimbursement approvals, marketing, promoting, distributing, importing, offering to sell, and/or selling a Licensed Product (including establishing the price for such Licensed Product) after Regulatory Approval for such Licensed Product has been obtained.

h.“Commercially Reasonable Efforts” means with respect to Company’s obligations under this Agreement to Develop or Commercialize a Licensed Product, the carrying out of such obligations or tasks with the expenditure of effort and resources consistent with the usual practice of biopharmaceutical companies of similar size as Company to Develop and Commercialize a similarly situated pharmaceutical compound or product owned by them or to which they have rights, that is at a similar stage of Development or Commercialization, and taking into account, without limitation and with respect to a given market(s) or country(ies), issues of safety and efficacy, approved labeling, the competitiveness of alternative products (controlled by third parties and not by Company), pricing/reimbursement for the product, the patent and other proprietary position of the product, the likelihood of regulatory approval for the product, and other relevant scientific, technical and commercial factors.  For clarity, it is

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

understood and acknowledged that Commercially Reasonable Efforts in the Development of Licensed Products may include sequential implementation of clinical trials and/or reasonable intervals between clinical trials for data interpretation and clinical program planning and approval.

i.“Cover” , “Covering”  or “Covered By” means with respect to a Licensed Product that, but for a license granted under a Valid Claim included in the Patent Rights under which such license is granted, the Development and/or Commercialization and/or other use of such Licensed Product as provided hereunder would  infringe a Valid Claim in an issued patent.

j.“Designee” means a corporation or other entity that is employed by, under contract to, or in partnership with (i) Company, (ii) a Sublicensee, (iii) an Affiliate of Company, or (iv) an Affiliate of a Sublicensee, wherein such corporation or other entity is granted the right to make, use, sell, promote, distribute, market, import, and/or export Licensed Products in the Territory.

k.“Develop” or “Development” means all activities that relate to (a) obtaining, maintaining or expanding regulatory approval of a Licensed Product and supporting appropriate usage for such Licensed Product, for one or more indications, and/or (b) developing the process for the manufacture of clinical and commercial quantities of Licensed Product.  This includes: (i) research, pre-clinical and non-clinical testing, toxicology, and clinical trials; (ii) preparation, submission, review, and development of data or information and regulatory materials for the purpose of submission to a Governmental Authority to obtain, maintain and/or expand regulatory approval of a Licensed Product (including contacts with regulatory authorities), and the obtaining of outside counsel regulatory legal services related thereto; and (iii) manufacturing process development and scale-up, bulk production and fill/finish work associated with the supply of Licensed Product for pre-clinical, non-clinical and clinical studies, and related quality assurance technical support activities.  When used as a verb, “Develop” means to engage in Development.

l.“EMA” means the European Medicines Agency, or any successor agency thereto.

m.“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

n.“Field” shall mean all any and all uses and applications.

o.“First Commercial Sale” means, with respect to a Licensed Product in a country in the Territory, the first sale of such Licensed Product by or on behalf of Company, its Affiliates or its Sublicensees to a Third Party for use or consumption of such Licensed Product in such country where Regulatory Approval of such Licensed Product has been obtained or where sale is otherwise permitted by the Governmental Authority for such country, excluding, however, any sale or distribution of such Licensed Product for use in a clinical study.

p.“Governmental Authority” means any multinational, federal, state, county, local, municipal or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

q.“Know-How” shall mean any know-how, technical and other information, documents, studies, results and data developed by Columbia prior to the Effective Date by Angela Christiano, Ph.D., Raphael Clynes, M.D., Ph.D. (the “Investigator(s)”), or an individual under the direction of Investigator(s) and provided to or received by Company, which know-how, technical and other information, documents, studies, results and data are necessary or useful for the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of a Licensed Product, including, without limitation, any know-how, technical and other information, documents, studies, results and data that is (i) disclosed in any Patent Rights, (ii) relates to the use of Janus kinase (JAK) inhibitors for alopecia areata, androgenetic alopecia, and/or other inflammatory skin diseases, or (iii) any reports or disclosures concerning research or inventions provided or disclosed to, or otherwise received by, Company.  Know-How shall include, but is not limited to, the know-how, technical and other information, documents, studies, results and data described in Exhibit B hereto.  Columbia and the Company agree to negotiate in good faith

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

to add Exhibit B as an amendment promptly within seven (7) days after the Effective Date.  Company acknowledges that Know-How is necessary for the Development and Commercialization of Licensed Products and, as such, Licensed Products will necessarily incorporate in whole or in part, Know-How. The parties may include know-how, technical and other information, documents, studies, results and data developed by or under the direction of the Investigator(s) after the Effective Date by amending Exhibit B to include such know-how, technical and other information, documents, studies, results and data.

r. “Know-How Product” means any product or service (or component thereof), other than a Patent Product, the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of which involves the use or incorporation, in whole or in part, of Know-How.

s.“Law” or “Laws” means each provision of any then-current multinational, federal, national, state, county, local, municipal or foreign law, statute, ordinance, order, writ, code, rule or regulation, promulgated or issued by any Governmental Authority, as well as with respect to either party any binding judgments, decrees, stipulations, injunctions, determinations, awards or agreements issued by or entered into by such party with any Governmental Authority.

t.“Licensed Product” means any Patent Product or Know-How Product.

u.“Net Sales”  means, with respect to a particular Licensed Product in a particular period, the gross amounts invoiced by Company, Sublicensees, Designees, and/or their respective Affiliates on sales or other dispositions (excluding sales or dispositions for use in clinical trials or other scientific testing, in either case for which Company, Sublicensees, Designees, or their respective Affiliates receive no cash consideration and excluding transfers or sales between or among Company, Sublicensees, Designees, or their Affiliates intended for resale to a Third Party) of such Licensed Product to unrelated Third Party end-users during such period in the Field in the Territory, less the following deductions:

(i) customary trade, quantity or cash discounts, and other adjustments, which includes those granted on account of rebates, price adjustments, billing errors, recalls, returns, and chargebacks, all of which are actually allowed and taken directly with respect to such sales or other dispositions; (ii) tariffs, duties, excise, value added taxes, sales taxes or other taxes or governmental charges imposed upon and paid directly with respect to the delivery, sale, turnover or use of the Licensed Product  and included and separately stated in the applicable invoice (excluding national, state, or local taxes based on income); (iii) allowances for amounts repaid or credited by reason of rejections, defects, recalls or returns or because of reasonable and customary chargebacks, refunds, coupons, patient co-pay savings cards or rebates; (iv) freight, insurance, and other transportation costs included in and separately stated in the applicable invoices and actually paid by a Third Party; (v) non-affiliated broker’s or agents’ commissions actually allowed and taken (not including, for the avoidance of doubt, the internal sales force of Company, Sublicensees, Designees or their Affiliates); and (vi) uncollectible amounts that have been written off in the accounting records of the Company in accordance with U.S. GAAP, provided that Company has made reasonable efforts to recover such amounts.  The intent of this definition of Net Sales is to allow Columbia to derive a royalty on the end sale of a Licensed Product by Company, its Affiliates or Sublicensees to the first Third Party.

Net Sales of any Combination Product for the purpose of calculating milestones or royalties due under this Agreement shall be determined on a country-by-country basis for a given accounting period as follows: first, the actual Net Sales of such Combination Product (using the above provisions) shall be determined, and then: such Net Sales amount for the Combination Product shall be multiplied by the fraction A/(A+B), where “A” is the gross selling price in such country of a product containing only the applicable Licensed Product (the “Licensed Component”), if sold separately for the same dosage as contained in the Combination Product, and “B” is the gross selling price in such country of any other active ingredients in the Combination Product (the “Unlicensed Component”) if sold separately for the same dosage as contained in the Combination Product.  All gross selling prices of the elements of such product shall be calculated as the average gross selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated.  In the event that no such separate sales are made of the Licensed Component and/or the Unlicensed Components during the applicable accounting period, then Net Sales of the Combination Product shall be determined by multiplying the Net Sales of

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

the Combination Product by a fraction, the numerator of which is the fully allocated production cost of the Licensed Component and the denominator of which is the sum of the fully allocated production costs of the Licensed Component and the Unlicensed Components.  Such fully allocated costs shall be determined by Company’s standard accounting procedures, which procedures must conform to standard cost accounting procedures.

v. “Patent Expenses” has the meaning set forth in Section 11b.

w. “Patent Product” means any product or service (or component thereof),  alone or in combination with one or more other active ingredients (or component thereof), the discovery, development, manufacture, use, sale, offering for sale, importation, exportation or distribution of is Covered By a Valid Claim within the Patent Rights.

x.“Patent Rights” means (a) the patents and patent applications listed in Exhibit A; (b) any issued patent or patent application that claims priority to and/or is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any and all claims of a continuation-in-part application that claim priority to the United States patent applications listed in Exhibit A, but only where such claims are directed to inventions disclosed in the manner provided in the first paragraph of 35 U.S.C. Section 112 in the United States patent applications listed in Exhibit A, and such claims in any patents issuing from such continuation-in-part applications; and (e) any foreign counterpart (including PCTs) of any issued patent or patent application identified in (a), (b) , (c) or (d).

y.“Phase I Clinical Trial” means a human clinical trial, the principal purpose of which is preliminary determination of safety in healthy individuals or patients as described in 21 C.F.R. §312.21, or similar clinical study in a country or group of countries other than the United States.

z.“Phase II Clinical Trial” means a human clinical trial, for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. §312.21, or similar clinical study in a country or group of countries other than the United States.

aa.“Phase III Clinical Trial” means a human clinical trial prospectively designed to be a clinical trial upon which submission of an NDA (or its equivalent outside the U.S.) and Regulatory Approval of a Licensed Product by the FDA (or its equivalent outside the U.S.) is based; regardless of the designation given to such a clinical trial (e.g. Phase IIb, Phase III).

bb.“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent Right, the preparation, filing, prosecution and maintenance of such Patent Right, as well as re-examinations, reissues, appeals, and requests for patent term adjustments and patent term extensions with respect to such Patent Right, together with the initiation or defense of interferences, the initiation or defense of inter partes review, oppositions, reexaminations, or any other ex parte or inter partes administrative and proceedings before patent offices with respect to the particular Patent Right, and any appeals therefrom, including any nullity or revocation proceeding, or any of the foregoing, as applicable.  For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent Right.

cc.“Payment Report” has the meaning set forth in Section 5a.

dd.“Regulatory Approval” means, with respect to a Licensed Product, the approval of the applicable Regulatory Authority necessary for the marketing and sale of such Licensed Product for a particular indication in a country, excluding separate pricing and/or reimbursement approvals that may be required.  Regulatory Approval shall also include any “orphan drug” or similar designation.

ee.“Regulatory Authority” means a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage,

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

import, promotion, marketing or sale of a pharmaceutical product in a country or territory, including the FDA and EMA.

ff.“Royalty Term” has the meaning set forth in Section 4b.

gg.“Sublicensee” shall mean any Third Party that enters into an agreement or arrangement with Company or receives a license grant from Company under the Licensed Patents to any of the rights granted to Company by Columbia under this Agreement, including the right to manufacture, have manufactured, offer for sale, sell, lease, use, practice, import, export, or distribute a Licensed Product (such agreement, arrangement, or license with such entity shall be referred to as a “Sublicense”).

hh.“Sublicense Revenue” means all consideration received by Company or any of its Affiliates from a Sublicensee in return for the grant of a Sublicense of any of Company’s rights hereunder, excluding consideration in the form of:  (i) royalties received by Company and calculated wholly as a function of a sale of a unit of Licensed Product if the Net Sales of such unit of such Licensed Product are subject to the royalty payment obligations herein; (ii) payments or reimbursements for Company’s and its Affiliates’ documented Development activities conducted on behalf of the relevant Sublicensee after the execution date of the sublicense agreement between Company and the relevant Sublicensee, to the extent directly related to the Licensed Product, valued at the actual direct cost of such activities plus reasonable allocation of overhead, for which Company shall provide a reasonably detailed cost breakdown including the basis for allocation of overhead to such documented Development activities directly related to the Licensed Product; (iv) payment to a licensor or patent attorney on behalf of Company, or reimbursement to Company of Company’s reasonable Patent Expenses actually incurred or paid, respectively, by Company in the Prosecution and Maintenance of the Patent Rights in accordance with this Agreement, and not otherwise reimbursed; and (v) payments for the purchase of equity in Company up to the fair market value of such equity (such fair market value as determined by the Board of Directors of Company in good faith).  Additionally, if the event giving rise to a milestone payment by a Sublicensee to Company is the same as an event giving rise to a milestone payment by Company to Columbia pursuant to Section 4a(ii) of this Agreement, Company’s obligations pursuant to this Agreement shall be to the pay the greater of the milestone payment specified in Section 4a(ii) or the amount calculated pursuant to this definition, but not both.

ii.“Term” has the meaning set forth in Section 16a.

jj.“Territory” means all countries of the world.

kk.“Third Party” means any entity or person other than Columbia, Company, or their respective Affiliates, Designees, and Sublicensees.

ll.“Third Party Infringer” has the meaning set forth in Section 11d.

mm.“United States” or “U.S.” means the United States of America and all of its territories and possessions.

nn.“Valid Claim” means a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) permanently lost through an interference or opposition proceeding without any right of appeal or review or with respect to the which the time allowed for appeal has lapsed.

2.License Grant.

a.During the Term of this Agreement, Columbia grants to the Company, upon and subject to all the terms and conditions of this Agreement (including Section 3 hereof) (i) an exclusive, worldwide, irrevocable license under the Patent Rights, and (ii) a non-exclusive, worldwide, irrevocable license to the Know-How, in each case to

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

discover, Develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, and/or distribute, Licensed Products in the Field and throughout the Territory.

b.Columbia grants to Company the right to grant sublicenses, provided that: (i) the Sublicensee agrees to abide by and be subject to all the applicable terms and provisions of this Agreement applicable to Company; (ii) the Sublicensee shall have no further right to grant sublicenses under this Agreement without the prior written consent of Columbia, such consent not to be unreasonably withheld (it being understood that each further Sublicensee shall be subject to the provisions of this Section 2b to the same extent as if it was an initial Sublicensee hereunder); (iii) in the event any Sublicensee (or any entity or Person acting on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent Rights in any court, administrative agency or other forum, Company shall, upon written request by Columbia, terminate forthwith the sublicense agreement with such Sublicensee, and the sublicense agreement shall provide for such right of termination by Company; (iv) the sublicense agreement shall provide that, in the event of any inconsistency between the sublicense agreement and this Agreement, this Agreement shall control; (v) the Sublicensee will submit quarterly reports to Columbia consistent with the reporting provision of Section 5a herein; (vi) Company remains fully liable for the performance of its and its Sublicensee’s obligations hereunder; (vii) Company provides to Columbia copy of any executed sublicense agreement within thirty (30) days of such execution (redacted as necessary to exclude any Third Party confidential or proprietary information); and (viii) no such sublicense or attempt to obtain a sublicensee shall relieve Company of its obligations under Section 6 hereof to exercise its own Commercially Reasonable Efforts, directly or through an Affiliate and/or sublicense, to discover, Develop and Commercialize Licensed Products, nor relieve Company of its obligations to pay Columbia any and all license fees, royalties and other payments due under the Agreement, including but not limited to under Sections 4, 5 and 11 of the Agreement.

c.All rights and licenses granted by Columbia to Company under this Agreement are subject to (i) any limitations imposed by the terms of any government grant, government contract or government cooperative agreement applicable to the technology that is the subject of this Agreement, and (ii) applicable requirements of 35 U.S.C. Sections 200 et seq., as amended, and implementing regulations and policies.  Without limitation of the foregoing, Company agrees that, to the extent required under 35 U.S.C. Section 204, any Licensed Product used, sold, or distributed, by Company, Sublicensees, Designees, and their Affiliates in the United States will be manufactured substantially in the United States.  In addition, Company agrees that, to the extent required under 35 U.S.C. Section 202(c)(4), the United States government is granted a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any Patent Rights throughout the Territory.

d.All rights not specifically granted herein are reserved to Columbia.  Except as expressly provided under this Section 2, no right or license is granted (expressly or by implication or estoppel) by Columbia to Company or its Affiliates or Sublicensees under any tangible or intellectual property, materials, patent, patent application, trademark, copyright, trade secret, know-how, technical information, data or other proprietary right.

3.Reservation of Rights for Research Purposes; Freedom of Publication.

a.Columbia reserves the right to practice the Patent Rights, to the extent Patent Rights are exclusively licensed hereunder, for academic research and educational purposes in the Field and to permit other entities or individuals to practice such Patent Rights for academic research and educational purposes in the Field.  Columbia shall obtain from all entities or individuals who are given permission to practice such Patent Rights an agreement in writing to limit such use to academic research and educational purposes.

b.Company acknowledges that Columbia is dedicated to free scholarly exchange and to public dissemination of the results of its scholarly activities.  Subject to Section 3a above, Columbia and its faculty and employees shall have the right to publish, disseminate or otherwise disclose any information relating to its research activities, including Patent Rights and Know-How.

4.License Fees, Milestone and Royalty Payments, and Royalty Adjustments.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

a.In consideration of the licenses granted under Section 2 of this Agreement, the Company shall pay to Columbia as follows:

(i)License Fee:  A non-creditable license fee in the sum of [***]; it being understood and agreed that the $[***] option fee previously paid by Company to Columbia pursuant to the option agreement dated April 10, 2105 between Company and Columbia is fully-creditable against this license fee (and no other initial license fee is due by Company hereunder); and

(ii)Milestone Payments:  The one-time milestone payments set forth below upon the achievement of each of the corresponding milestone events for the first Licensed Product to achieve such specific milestone event (i.e., each milestone payment is paid no more than one time in the aggregate):

Sales Milestone Event	Payment
First Commercial Sale of a first Licensed Product	[***]
On achievement of annual Net Sales in a Calendar Year [***]	[***]
On achievement of annual Net Sales in a Calendar Year [***]	[***]
On achievement of annual Net Sales in a Calendar Year [***]	[***]
On achievement of annual Net Sales in a Calendar Year [***]	[***]
On achievement of annual Net Sales in a Calendar Year [***]	[***]

Solely for purposes of determining whether a milestone payment is due, “First Commercial Sale” shall not include so-called “treatment IND sales,” “named patient sales” and “compassionate use sales”.

(iii)Earned Royalty: A royalty (A) of [***] on Net Sales of each Patent Product sold by Company, Sublicensees, Designees and/or their respective Affiliates in the Territory with respect to Net Sales achieved during each applicable Calendar Year, and (B) of [***] on Net Sales of each Know-How Product sold by Company, Sublicensees, Designees and/or their respective Affiliates in the Territory with respect to Net Sales achieved during each applicable Calendar Year.

(iv)Sublicense Revenue: On a sublicense-by-sublicense basis:

a) [***] of Sublicense Revenue received by Company if sublicense is executed before enrollment of the first patient in a Phase I Clinical Trial;

b) [***] of Sublicense Revenue received by Company if sublicense is executed on or after enrollment of the first patient in a Phase I Clinical Trial but before enrollment of the first patient in a Phase II Clinical Trial;

c) [***] of Sublicense Revenue received by Company if sublicense is executed on or after enrollment of the first patient in a Phase II Clinical Trial but before enrollment of the first patient in a Phase III Clinical Trial;

d) [***] of Sublicense Revenue received by Company if sublicense is executed on or after enrollment of the first patient in a Phase III Clinical Trial;

(v) Annual License Fee:  Starting on the first anniversary of the Effective Date and each anniversary thereafter, Company shall pay Columbia an annual license fee of $10,000 per year if the Patent Expenses due and paid by Columbia for the preceding twelve (12) month period are less than $10,000 for such year.  All annual license fees shall be fully creditable to Earned Royalties, milestone payments and Sublicense Revenue due hereunder.

b.Royalty Term.  Royalty obligations to Columbia under Section 4a(iii) shall expire on a country-

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

by-country and Licensed Product-by-Licensed Product basis (i) with respect to Patent Products, upon the later to occur of (A) the expiration date of the last to expire Patent Right containing a Valid Claim Covering the Commercialization or other use, of such Licensed Product in the country of sale, and (B) the expiration of any market exclusivity period granted by a regulatory agency, and (ii) with respect to Know-How Products, ten (10) years after the First Commercial Sale of such Know-How Product in such country  (the “Royalty Term”) with respect to such Licensed Product and such country.

c.Highest Royalty Due. If a Licensed Product is covered by both the definition of Patent Product and Know-How Product, Columbia shall be entitled to the Patent Product royalty rate on the Licensed Product.  Columbia shall not be entitled to more than one royalty payment on the same Licensed Product.  To the extent a Licensed Product ceases being a Patent Product, but is still a Know-How Product, Columbia shall be entitled to the Know-How Product royalty rate on the Know-How Product, but only for remainder of the Royalty Term for a Know-How Product.

d.Royalty Rate Adjustment on Challenge; Payment of Costs and Expenses.

(i)In the event Company (or any entity or Person acting on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent Right in any court, administrative agency or other forum (“Challenge”), all royalty rates and other payment rates set forth in Sections 4a(iii) and (iv) shall be automatically doubled on and after the date of such Challenge for the remaining Term of this Agreement.

(ii)Company shall pay all costs and expenses incurred by Columbia (including actual attorneys’ fees) in connection with defending a Challenge.  Columbia may bill Company on a quarterly basis with respect to such costs and expenses, and Company shall make payment within thirty (30) Business Days after receiving an invoice from Columbia.

(iii)In the event at least one Valid Claim of a Patent Right that is subject to a Challenge survives the Challenge by not being found invalid or unenforceable, regardless of whether such Valid Claim is amended as part of the Challenge, all royalty rates and other payment rates set forth in Sections 4a(iii) and (iv) shall be automatically trebled on and after the date of such finding for the remaining Term of this Agreement.

Company acknowledges and agrees that the provisions set forth in this Section 4c reasonably reflect the value derived from the Agreement by Company in the event of a Challenge.  In addition, Company acknowledges and agrees that any payments made under this Section 4c shall be nonrefundable and non-recoverable for any reason whatsoever.

e.No Non-Monetary Consideration.  Without Columbia’s prior written consent, Company, Sublicensees, Designees, and Affiliates of the foregoing, shall not solicit or accept any consideration for the sale of any Licensed Product other than as will be accurately reflected in Net Sales (other than with respect to product samples).  Furthermore, Company shall not enter into any transaction with any Affiliate that would circumvent its monetary or other obligations under this Agreement.

f. Importance of Know-How.  Company has requested, and Columbia has agreed, to grant certain rights to Know-How.  Company desires these rights in order to develop and commercialize the technology licensed hereunder.  Because of the importance of Know-How, Company has agreed to pay certain royalties to Columbia on Know-How Products, as specified herein, even if it is not Covered by a Valid Claim within the Patent Rights, in order to obtain rights to Know-How.  Company has agreed to these payments because of the commercial value of Know-How, separate and distinct from the commercial value of the Patent Rights.  Company acknowledges that it would not have entered into this Agreement without receiving the rights to the Know-How specified in Section 2.  Company further acknowledges that licenses to Know-How and each patent and application within the definition of Patents Rights were separately available and that for convenience and because of the preference of Company, the parties executed a combined license to the Patent Rights and Know-How.

5.Reports and Payments; Taxes.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

a.Within thirty (30) days after the end of each Calendar Quarter of each Calendar Year of this Agreement, Company shall submit to Columbia a written report with respect to the preceding Calendar Quarter (the “Payment Report”) stating:

(i)Gross and Net Sales of Licensed Products by Company, Sublicensees, Designees and their respective Affiliates during such Calendar Quarter, together with detailed information sufficient to permit Columbia to verify the accuracy of reported Net Sales, including Licensed Product names, country where manufactured, country where sold, actual selling price, units sold, and an identification of all Valid Claims that any Patent Product is Covered By or any Know-How used or incorporated in the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of any Know-How Product;

(ii)Amounts accruing to, and amounts received by, Company from its Sublicensees during such Calendar Quarter together with the respective payment reports received by Company from any Sublicensees; and

(iii)A calculation under Section 4 of the amounts due to Columbia, making reference to the applicable subsection thereof.

b.Simultaneously with the submission of each Payment Report, Company shall make payments to Columbia of the amounts due for the Calendar Quarter covered by the Payment Report.  Payment shall be by check payable to The Trustees of Columbia University in the City of New York and sent to the following address:

The Trustees of Columbia University in the City of New York

Columbia Technology Ventures

P.O. Box 1394

New York, NY 10008-1394

or to such other address as Columbia may specify by notice hereunder, or if requested by Columbia, by wire transfer of immediately available funds by Company to:

#####

#####

#####

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(This is the bank's address not Columbia University’s.

Do not use this address for correspondence to Columbia University.)

Routing #: #####

Swift #: #####

Swift #: #####

Columbia Account #:#####

Beneficiary:  #####

Other identifying info:  include invoice #, contract #

or to such other bank and account identified by notice to Company by Columbia.  Company is required to send the quarterly royalty statement whether or not royalty payments are due.

c.All payments due under this Agreement shall be paid in United States dollars by wire transfer to a bank in the United States designated in writing by Columbia as set forth in Section 5b.

d.Within thirty (30) days after the date of termination or expiration of this Agreement, Company shall pay Columbia any and all amounts that are due pursuant to this Agreement as of the effective date of such

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

termination or expiration, together with a Payment Report for such payment in accordance with Section 5a hereof, except that such Payment Report shall cover the period from the end of the last Calendar Quarter prior to termination or expiration to the effective date of termination or expiration.  Nothing in the foregoing shall be deemed to satisfy any of Company’s other obligations under this Agreement upon termination or expiration.

e.For the purposes of calculating any sums due under this Agreement (including the calculation of Net Sales expressed in currencies other than U.S. dollars), Company shall convert any amount expressed in a foreign currency into U.S. dollar equivalents, calculated using the applicable currency conversion rate as published in The Wall Street Journal, Eastern Edition, (a) on the last Business Day of the applicable Calendar Quarter for the Calendar Quarter in which such Net Sales were made, or (b) with respect to any Sublicense Revenue due to Columbia, on the date on which such amount was received by Company (or, if such date is not a Business Day, on the next Business Day thereafter).   Any and all loss of exchange value or other expenses incurred in the transfer or conversion of foreign currency into U.S. dollars, and any taxes (other than Columbia income taxes or other taxes that are typically paid by Columbia) on such royalties required to be withheld at the source shall be the exclusive responsibility of Company, and shall not be used to decrease the amount of royalties due to Columbia; provided that Company shall only be entitled to withhold or deduct those Columbia income taxes or other taxes that are typically paid by Columbia to the extent such withholding or deduction is required by applicable Laws and is timely paid by Company to the appropriate Governmental Authority (and not refunded or reimbursed), and Company promptly provides evidence to Columbia of such withholding requirement and proof of payment.  Company and Columbia will cooperate reasonably in completing and filing documents required under provisions of any applicable tax Laws or under any other applicable Laws in connection with the making of or exemption from any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.  Royalty statements shall show sales both in the local currency and US dollars, with the exchange rate used clearly stated.

f.Company shall maintain at its principal office usual books of account and records showing its actions under this Agreement, and sufficient to determine Company’s compliance with its obligations hereunder.  Upon reasonable notice, but not more than once per Calendar Year, Columbia may have a certified public accountant or auditor, and an attorney (each as to whom Company has no reasonable objection) inspect and copy such books and records for purposes of verifying the accuracy of the amounts paid under this Agreement.  The review may cover a period of not more than seven (7) years before the first day of the Calendar Quarter in which the review is requested.  In the event that such review shows that Company has underpaid royalties by the lesser of (i) [***] with respect to any Calendar Quarter, or (ii) $[***] for any Calendar Quarter, or an aggregate of $[***] for any Calendar Year, Company shall pay, within ten (10) Business Days after demand by Columbia, the reasonable out-of-pocket costs and expenses of such review (including the fees charged by Columbia’s accountant and attorney involved in the review), in addition to amount of any underpayment and any interest thereon.  Columbia’s accountant and attorney shall execute a confidentiality agreement in form and substance satisfactory to Company.  Company agrees to cooperate fully with Columbia’s accountant or auditor and attorney in connection with any such review.  During the review, Company shall provide Columbia’s accountant or auditor and attorney to audit and test for completeness, including without limitation, information relating to sales, inventory, manufacturing, purchasing, transfer records, customer lists, invoices, purchase orders, sales orders, shipping documentation, Third-Party royalty reports, cost information, pricing policies, and agreements with Third Parties (including Sublicensees, Designees, Affiliates of Company, Sublicensees and Designees, and customers).

g.Without limiting any other rights or remedies available to Columbia hereunder, if Company does not pay any amount due on or before the due date, Company shall pay to Columbia interest on any such amounts from and after the date such payments are due under this Agreement at a rate per annum equal to the then current “prime rate” in effect published in The Wall Street Journal, Eastern Edition, calculated on the total number of days payment is delinquent.  In addition, Company shall reimburse Columbia for all reasonable out-of-pocket costs, including attorneys’ fees and legal expenses, incurred in the collection of late payments.

h.All payments due and payable under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable Laws.

i.Within ninety (90) days of each January 1 of each year during the Term, Company shall submit to

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

Columbia annual non-binding forecasts for annual Net Sales of Licensed Products by Company, Sublicensees, Designees and their respective Affiliates to Columbia for its internal budget purposes.

6.Diligence.

a.Company shall use its Commercially Reasonable Efforts to Develop and Commercialize at least one Licensed Product for commercial sale and distribution in the Field throughout the United States and such other areas of the Territory as Company determines to be commercially prudent, and to such end, such efforts will include the following:

(i)Milestone 1: Enrollment of the first patient in the first Phase I Clinical Trial for a Licensed Product within [***] of the Effective Date;

(ii)Milestone 2: Enrollment of the first patient in the first Phase II Clinical Trial for a Licensed Product within [***] of the Effective Date;

(iii)Milestone 3: Enrollment of the first patient in the first Phase III Clinical Trial for a Licensed Product within [***] of the Effective Date

(iv)Milestone 4: First Commercial Sale of a Licensed Product within [***] of the Effective Date.

For the avoidance of doubt, any of the milestones above may be achieved by the Company and/or its Sublicensee, Designee or any of their respective Affiliates, any of which shall satisfy the obligations above.

b.Company may request an extension to the performance periods of the milestones set forth above (an “Extension”), and Columbia shall grant such Extension, not to be unreasonably withheld, provided that: i) Company has exercised Commercially Reasonable Efforts in attempting to achieve the target completion dates, and ii) Company provides a written justification for such Extension and a plan for achieving the applicable milestone within the Extension period. The extension of the target completion date of any single milestone shall extend for the same amount of time all subsequent target completion dates.

c.Notwithstanding any other provisions of this Agreement, but subject to all Extensions, failure to achieve any of Company’s diligence obligations under this Section 6 shall result in Columbia having the option of terminating the license granted under Section 2 in accordance with Section 16 of this Agreement, or converting such exclusive license to a nonexclusive license with no right to sublicense and no right to initiate legal proceedings pursuant to Section 11.

d.No less often than once per Calendar Year, Company shall report in writing to Columbia on progress made toward the diligence objectives set forth above.

7.Confidentiality.

a.Except to the extent required to discover, Develop, manufacture, use, sell, have sold, or distribute, Licensed Products in the Field in the Territory, Company will treat as confidential (i) the Patent Rights and Know-How disclosed hereunder, and (ii) and the existence and terms of all written agreements entered into between Columbia and Third Parties that have been disclosed by Columbia to Company in connection with the execution and delivery of this Agreement (“Columbia Confidential Information”), and will not disclose or distribute the foregoing to any Third Party without Columbia’s written permission.  Notwithstanding the foregoing, Company may disclose the foregoing to a Third Party to the extent such disclosure is reasonably necessary in the following situations:

(i)regulatory filings and other filings with governmental authorities or regulatory authorities, including filings with the U.S. Securities and Exchange Commission or relevant exchange on which

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

securities of the Company or its Affiliates are listed;

(ii)complying with applicable Laws, court orders and subpoenas;

(iii)disclosure to its Affiliates, employees, agents, consultants, other persons, and any bona fide potential or actual Sublicensees and Designees on a need-to-know basis and solely as necessary in connection with the performance of or as otherwise contemplated by this Agreement, provided that in each case the recipient of such Confidential Information must agree in writing to be bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Section 7 prior to any such disclosure; and

(iv)disclosure to any actual or potential investor, investment banker, acquirer, merger partner, Sublicensee, and Designees or Affiliates; provided that each recipient of such Confidential Information to agree in writing to be bound by written confidentiality and non-use obligations, regarding the treatment of such Confidential Information, which terms shall include maintaining the confidentiality of such Confidential Information for at least three years from effective date of such confidentiality agreement (subject to customary exceptions), and that upon written request by the Company or termination or expiration of such agreement, such third party will destroy or return all Columbia Confidential Information to Company (except that the receiving party shall have the right to retain one copy of such Confidential Information for purposes of determining its obligations of confidentiality).

b.The obligations of confidentiality under this Section 7 do not apply to any Columbia Confidential Information that Company or any Company Confidential Information that Columbia can demonstrate:

(i)was known to the receiving party prior to receipt thereof from the disclosing party;

(ii)was or becomes a matter of public information or publicly available through no act or failure to act on the part of the receiving party;

(iii)is acquired by receiving party from a Third Party entitled to disclose it to receiving party; or

(iv)receiving party discovers or develops independently without reference to or use of such Columbia Confidential Information or Company Confidential Information, as evidenced by the receiving party’s contemporaneous written records.

c.Columbia agrees that its trustees, officers, and employees, will not (i) disclose, publish, or use any confidential technology or business information of the Company, its Affiliates, Sublicensees and Designees, including the terms of this Agreement, (“Company Confidential Information”), or (ii) except as specifically contemplated by this Agreement, disclose the Patent Rights or Know-How to any Third Party without the Company’s prior written consent.

8.Disclaimer of Warranty; Limitations of Liability.

a.Representations and Warranties of Columbia. As of the Effective Date, Columbia hereby represents and warrants to Company as follows:

(i)the Patent Rights are in good standing with the applicable patent office in which they are filed;

(ii)no claim, action, case, suit, litigation, arbitration, inquiry or proceeding is pending or, to the knowledge of the officers of Columbia’s Office of the General Counsel and Columbia Technology Ventures as evidenced by written records held by the aforementioned, threatened by any Third Party (x) that seeks to challenge Columbia’s ownership of the Patents Rights or Know-How, the validity of the Patent Rights, or the ability of Columbia to grant the licenses hereunder or (y) that alleges that use of the Patent Rights or Know-How by the

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

Company infringe or misappropriate any Third Party intellectual property rights;

(iii)all inventors of the pending patent applications within the definition of the Patent Rights have assigned all right, title and interest that they have in the Patent Rights to Columbia; provided that if Columbia has not obtained such an assignment with respect to a provisional patent application at the time of execution of this Agreement, Columbia shall obtain such assignment within a reasonable time following the execution of this Agreement;

(iv)Columbia’s office of Columbia Technology Ventures has not entered into any written agreements with any Third Party that convey to such Third Party any rights or interests in or to the Patent Rights that conflict with the rights granted to the Company herein; and

(v)The Trustees of Columbia University in the City of New York (the “Trustees”) have duly authorized Columbia Technology Ventures to enter into agreements licensing Columbia’s intellectual property and the person identified below is authorized by the Trustees to execute this Agreement on behalf of Columbia.

b.EXCEPT FOR THE WARRANTIES CONTAINED IN SECTION 8A, COLUMBIA MAKES NO OTHER WARRANTIES EITHER EXPRESS OR IMPLIED OF ANY KIND, AND HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND AS TO THE PATENT RIGHTS, KNOW-HOW, LICENSED PRODUCTS AND/OR ANYTHING DISCOVERED, DEVELOPED, MANUFACTURED, USED, SOLD, OFFERED FOR SALE, IMPORTED, EXPORTED, DISTRIBUTED, OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED HEREUNDER, INCLUDING BUT NOT LIMITED TO:  ANY WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS, ADEQUACY OR SUITABILITY FOR A PARTICULAR PURPOSE, USE OR RESULT;  ANY WARRANTIES AS TO THE VALIDITY OF ANY PATENT; AND ANY WARRANTIES OF FREEDOM FROM INFRINGEMENT OF ANY DOMESTIC OR FOREIGN PATENTS, COPYRIGHTS, TRADE SECRETS OR OTHER PROPRIETARY RIGHTS OF ANY PARTY.

c.Except to the extent that a court of competent jurisdiction determines that certain claims, liability or damages directly arises out of or in connection with (x) the gross negligence or willful misconduct of Columbia, (y) the breach of any of the representations or warranties contained in Section 8a; or (z) a breach of Columbia’s non-use and non-disclosure obligations set forth in Section 7c with respect to Company Confidential Information, in no event shall Columbia, or its trustees, officers, faculty members, students, employees and agents, have any liability to Company, Sublicensees, Designees, or Affiliates of the foregoing, or any Third Party arising out of the use, operation or application of the Patent Rights, Know-How, Licensed Products, or anything discovered, Developed, manufactured, used, sold, offered for sale, imported, exported, distributed, or otherwise disposed of under any license granted hereunder by Company, Sublicensees, Designees or Affiliates of the foregoing, or any Third Party for any reason, including but not limited to, the unmerchantability, inadequacy or unsuitability of the Patent Rights, Know-How, Licensed  Products and/or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, or otherwise disposed of under any license granted hereunder for any particular purpose or to produce any particular result, or for any latent defects therein.

d.Except to the extent that a court of competent jurisdiction determines that certain claims, liability or damages directly arises out of or in connection with (a) the gross negligence or willful misconduct of a Party, (b) the breach by Columbia of any of the representations or warranties contained in Section 8a; or (c) a breach of a Party’s non-use or non-disclosure obligations set forth in Section 7, in no event will either party or their respective officers, employees and agents and in the case of Columbia, trustees, faculty members and students, be liable to the other party, or Sublicensees, Designees or Affiliates of the foregoing, or any Third Party, for any consequential, incidental, special or indirect damages (including, but not limited to, from any destruction to property or from any loss of use, revenue, profit, time or good will) based on activity arising out of or related to this Agreement, whether pursuant to a claim of breach of contract or any other claim of any type.

e.Except for liability arising under Company’s indemnity obligations under Section 12, and except to the extent that a court of competent jurisdiction determines that certain claims, liability or damages directly arises

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

out of or in connection with (a) the gross negligence or willful misconduct of a Party, (b) the breach by Columbia of any of the representations or warranties contained in Section 8a; (c) a breach of a party’s non-use or non-disclosure obligations set forth in Section 7, or (d) a breach by Columbia of its obligations under Section 11a, in no event shall either party’s liability to the other party in the aggregate exceed the total of payments made to Columbia by Company under this Agreement.

f.The parties hereto acknowledge that the limitations and exclusions of liability and disclaimers of warranty set forth in this Agreement form an essential basis of the bargain between the parties.

9.Prohibition Against Use of Each Party’s Name.   Neither party will use the name, insignia, or symbols of the other party and in addition, in the case of Columbia, its faculties or departments, or any variation or combination thereof, or the name of any employee of a party and in addition, in the case of Columbia, any trustee, faculty member, other employee, or student for any purpose whatsoever without the other party’s prior written consent; provided that Company may use Columbia’s name only in connection with this Agreement when required to potential investors, Sublicensees, or Designees or to the U.S. Securities and Exchange Commission in connection with financing transactions.

10.Compliance with Governmental Obligations.

a.Notwithstanding any provision in this Agreement, Columbia disclaims any obligation or liability arising under the license provisions of this Agreement if Company or its Affiliates is charged in a governmental action for not complying with or fails to comply with governmental regulations in the course of taking steps to bring any Licensed Product to a point of practical application.

b.Subject to Company’s right to maintain the confidentiality of Company Confidential Information, Company and its Affiliates shall comply upon reasonable notice from Columbia with all requests from Governmental Authorities directed to either Columbia or Company or its Affiliates and provide all information and assistance necessary to comply with such requests.

c.Company and its Affiliates shall ensure that research, Development, manufacturing and Commercialization of the Licensed Products under this Agreement complies with all applicable Laws and government regulations in force and effect including, but not limited to, federal, state, and municipal legislation.

11.Patent Prosecution and Maintenance; Litigation.

a.Columbia, by counsel of its choosing, to whom Company has no reasonable objection, in consultation with counsel appointed by the Company, will Prosecute and Maintain all Patent Rights in Columbia’s name and in countries designated by the Company. Columbia shall provide Company copies of all invoices and confirmation of all maintenance, annuity and other payments relating to the Prosecution and Maintenance of the Patent Rights that Columbia receives from its outside patent counsel. Further, Columbia will instruct (and require) its outside patent counsel to provide promptly to Company copies of all material correspondence related to the Prosecution and Maintenance of the Patent Rights and promptly inform Company regarding all matters directly pertaining to such Prosecution and Maintenance. The parties agree that consultation between the parties relating to the Patent Rights under this Section 11 shall be pursuant to a common interest in the validity, enforceability and scope of the Patent Rights.  Company shall treat such consultation, along with any information disclosed by Columbia in connection therewith (including any information concerning Patent Expenses), on a strictly confidential basis, and shall not disclose such consultation or information to any Third Party without Columbia’s prior written consent other than Company’s legal advisors and other Third Parties subject to a written confidentiality agreement.  If Company initiates a Challenge, Columbia’s consultation obligation under this Section 11a shall automatically terminate; for the avoidance of doubt, any such termination shall not affect Company’s confidentiality and nondisclosure obligations with respect to consultation or disclosure of information prior to such termination, and shall not affect any other provisions of this Agreement (including Company’s reimbursement obligation under Section 11b).  Upon written request by Company, Columbia shall provide to Company a reasonably detailed budget for all expenses related to the Patent Rights estimated in good faith to be payable by Company for the next

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

succeeding four (4) Calendar Quarters.  Company shall retain the rights to give comments to Columbia regarding all material aspects of such Prosecution and Maintenance and Columbia shall consider such comments in good faith.  Columbia shall provide Company with sufficient advance written notice of any proposed prosecutorial action in order to give Company and its counsel time to respond to such proposed action and consider in good faith any comments provided by the Company (including comments regarding the impact on Company of any proposed prosecutorial action) in advance of any filings or responses, including any filings or responses that would reduce the scope of a patent claim within the Patent Rights. Company will promptly provide any comments regarding any proposed prosecutorial action in order to allow Columbia ample time to consider Company’s comments. In the event that the Company and Columbia cannot agree about any prosecutorial action involving the scope of pending patent claims in the Patent Rights, Columbia shall control and make the decision regarding such prosecutorial action.

b.Patent Expenses means actual, documented, reasonable out-of-pocket expenses (including reasonable attorneys’ fees, disbursements to agents in foreign jurisdictions, and government filing fees and annuity fees) incurred by Columbia in connection with the preparation, filing, Prosecution and Maintenance of the Patent Rights.  Columbia, using reasonable efforts, estimates that Patent Expenses incurred as of November 30, 2015 (“Date of Estimate”) under Section 11a are $214,433.93 (the “Initial Patent Expenses”). Company agrees to reimburse Columbia for such Initial Patent Expenses no later than April 10, 2016; provided that Company may extend such payment date, subject to the remainder of this Section 11b.  If Company elects to extend such payment date beyond April 10, 2016, then, for the avoidance of doubt, Company shall not be in breach of this Agreement.  Such extension shall be on the following terms:

(i)the Initial Patent Expenses shall automatically become due on the earliest to occur of (A) beginning April 10, 2017, payable in eight equal quarterly installments beginning on April 10, 2017, (B) the time of closing by Company of a cumulative Series A or other equity financing (not taking into account, for the avoidance of doubt, loans, grants, prizes, awards, gifts and similar payments) (a “Qualified Financing”) of at least [***], or (C) on the first day of February following the first full Calendar Year in which Company records gross revenues from sales of Licensed Products of at least $[***], and

(ii)Company shall issue to Columbia common stock in the Company, which upon issuance, shall equal [***] of the outstanding common stock of the Company (the “Columbia Equity”).  The Columbia Equity, if issued pursuant to the preceding sentence, shall not be subject to dilution through Company’s receipt of [***] in cumulative Qualified Financings.

Subject to the foregoing, reasonable Patent Expenses incurred by Columbia after the Date of Estimate (the “Follow-on Patent Expenses”) shall be reimbursed to Columbia by Company within thirty (30) days of receiving an invoice from Columbia.  In the event that Company fails to promptly pay any non-US and non-PCT Follow-on Patent Expenses due to Columbia hereunder, Columbia shall notify Company and  Company shall thereafter prepay non-US and non-PCT Follow-on Patent Expenses as follows: within thirty (30) days of Company’s receipt of a Patent Expense estimate from Columbia, such estimate to be made by Columbia using its best efforts and presented no earlier than thirty (30) days before Columbia reasonably anticipates to start to incur such expense, Company shall make such prepayment to Columbia based on Columbia’s Patent Expense estimate (with a reconciliation to be made once the estimated numbers are finalized). In the event that (i) Company achieves annual Net Sales in a Calendar Year of at least $[***], (ii) Company or its parent is a publicly-traded company with a market capitalization of at least $[***], (iii) Company receives [***] in cumulative Qualified Financings, or (iv) Company makes all prepayments of such Follow-on Patent Expenses under this Section 11b in accordance with this paragraph for a period of two (2) Calendar Years, Company shall notify Columbia and upon such notification, Company shall no longer be obligated to make such prepayments and shall thereafter revert to reimbursing Columbia for Follow-on Patent Expenses within thirty (30) days of receiving an invoice from Columbia. In the event that Company fails to promptly pay any Follow-on Patent Expenses, such failure shall constitute a material breach of this Agreement which may be cured by Company in accordance with Section 15b.

c.Subject to Section 11d, Columbia shall have the first right to initiate, control, defend and/or settle

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

any proceedings involving the validity, enforceability or infringement of any Patent Rights when in its sole judgment such action may be necessary, proper, and justified.  In the event that Columbia does not exercise its rights under this provision within ninety (90) days after receipt of written request thereof from the Company (or sooner in the event that a lapse of ninety (90) days would bar the Company from taking any action because of the lapse of time (i.e., a statute of limitations)), then Company shall have the second right to initiate, control, defend and/or settle such proceedings, at its own expense; provided that any proposed disposition or settlement of such proceedings shall be subject to Columbia’s written consent, which shall not be unreasonably withheld or delayed.

d.Upon written notice to Columbia, Company may request that Columbia take steps to stop a Third Party who is selling a product that does or will compete with a Licensed Product sold or being Developed by Company or any of its Affiliates (but not a Sublicensee, or Sublicensee Affiliate) (“Third Party Infringer”) from infringing an issued patent falling within Patent Rights by providing Columbia with written evidence demonstrating prima facie infringement of specific claims of such Patent Rights.  Company shall have the right to initiate legal proceedings against any such Third-Party Infringer in its own name and at Company’s sole expense, unless Columbia, not later than ninety (90)  days after receipt of such notice, either (i) causes such infringement to cease or (ii) initiates legal proceedings against the Third-Party Infringer.  Company will provide all assistance reasonably requested by Columbia, at Columbia’s expense and will not make any admission or assert any position in any legal or administrative proceeding that is inconsistent with or adverse to any position asserted by Columbia in any proceedings against the Third Party Infringer, without Columbia’s prior written consent.  Notwithstanding the foregoing, Columbia shall have no obligation to assert more than one Patent Right in one jurisdiction against the Third-Party Infringer.  Any proposed disposition or settlement of a legal proceeding filed by Company to enforce any issued patent falling within Patent Rights against any Third-Party Infringer shall be subject to Columbia’s prior written approval, which approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, Company’s rights under this Section 11d shall apply only to Valid Claims of Patents Rights that are exclusively licensed to Company under this Agreement and only in the Field and Territory which are exclusively licensed to Company under this Agreement.

e.Any recovery, whether by way of settlement or judgment, from a Third Party pursuant to a legal proceeding initiated in accordance with Section 11d shall first be used to reimburse the party initiating such legal proceeding for its actual fees, costs and expenses incurred in connection with such proceeding.   Any remaining amounts from any such settlement or judgment shall be divided as follows:  (i) Columbia shall retain or receive, as applicable, the royalty that it would have otherwise received under Section 4a(iii) had such activities been performed by Company, and (ii) all other such amounts (including any punitive or exemplary damages) shall be divided [***].

f.In the event a party initiates or defends a legal proceeding concerning any Patent Rights pursuant to Section 11, the other party, at the initiating party’s expense, shall cooperate fully with and supply all assistance reasonably requested by the party initiating such proceeding.  In the event that the court presiding over the proceeding determines that the non-initiating party is a necessary party to the proceeding, the non-initiating party shall join the proceeding at the initiating party’s expense. The party that institutes any legal proceeding concerning any Patent Rights pursuant to Section 11 shall have sole control of and be responsible for all costs associated with such proceeding.

12.Indemnity and Insurance.

a.Company will indemnify, defend, and hold harmless Columbia, its trustees, officers, faculty, employees, students and agents, from and against any and all actions, suits, claims, demands, prosecutions, liabilities, costs, expenses, damages, deficiencies, losses or obligations (including attorneys’ fees) based on, arising out of, or relating to this Agreement, including, without limitation, (i) the discovery, Development, manufacture, packaging, use, sale, offering for sale, importation, exportation, or distribution, of Licensed Products, even if altered for use for a purpose not intended, (ii) the use of Patent Rights or Know-How, by Company, Sublicensees, Designees, or their Affiliates or customers, (iii) any representation made or warranty given by Company, Sublicensees, Designees, or their respective Affiliates with respect to Licensed Products, Patent Rights or Know-How , (iv) any infringement claims relating to Licensed Products, Patent Rights or Know-How, and (v) any asserted violation of the Export Laws (as defined in Section 14 hereof) by Company, Sublicensees, Designees, or their

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

Affiliates.  Company shall reimburse Columbia for the actual fees, costs, and expenses (including reasonable attorneys’ fees) that it may incur in enforcing this provision.  The indemnified parties shall provide Company with prompt written notice of the applicable Third Party claim for which they seek indemnification and shall cooperate with Company in all reasonable respects, and Company shall have the sole right to control the defense and settlement of all such claims; provided that Columbia’s approval will be required (such approval not to be unreasonably withheld or delayed) of any settlement in the event that the proposed disposition or settlement involves (i) terms that would reasonably be likely to adversely affect the scope, validity or enforceability of any of the Patent Rights, or (ii) an admission or stipulation that Columbia violated any law, regulation, or rule or any rights of any person or entity.

b.Beginning at least five (5) Business Days prior to the time any Licensed Product is being commercially marketed, distributed or sold (other than for the purpose of obtaining regulatory approvals) by Company, or by an Affiliate, Sublicensee or agent of Company, Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance (including product liability and contractual liability insurance applicable to Company’s indemnity obligations under Section 12a) with reputable and financially secure insurance carriers reasonably acceptable to Columbia to cover the activities of Company, Sublicensees, Designees, and their respective Affiliates, for minimum limits of $5,000,000 combined single limit for bodily injury and property damage per occurrence and in the aggregate.  Such insurance shall include Columbia, its trustees, faculty, officers, employees and agents (collectively, the “Indemnitees”) as additional insureds.  Company shall furnish a certificate of insurance evidencing such coverage, with thirty days’ written notice to Columbia of cancellation or material change in coverage.  The minimum amounts of insurance coverage required herein shall not be construed as creating any limitation on the Company’s indemnity obligation under Section 12a of this Agreement.

c.Company’s insurance shall be primary coverage; any insurance Columbia may purchase shall be excess and noncontributory.  The Company’s insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

d.Company shall at all times comply with all statutory workers’ compensation and employers’ liability requirements covering its employees with respect to activities performed under this Agreement.

13.Marking.   Prior to the issuance of patents falling within Patent Rights, Company shall mark all Licensed Products made, sold, offered for sale, imported, or otherwise disposed of by Company under the license granted in this Agreement with the words “Patent Pending,” and following the issuance of one or more patents, with the numbers of such patents.  The Company shall cause its Affiliates, and its Sublicensees and Designees and their Affiliates, to comply with the marking requirements of this Section 13.

14.Export Control Laws.

a.Company agrees to comply with U.S. export laws and regulations pertaining to the export of technical data, services and commodities, including the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.), the regulations administered by the Treasury Department’s Office of Foreign Assets Control (31 C.F.R. § 500, et seq.), and the Anti-Boycott Regulations (15 C.F.R. § 760).  The parties shall cooperate with each other to facilitate compliance with these laws and regulations.

b.Company understands that sharing controlled technical data with non-U.S. persons is an export to that person’s country of citizenship that is subject to U.S. export laws and regulations, even if the transfer occurs in the United States.  Company shall obtain any necessary U.S. government license or other authorization required pursuant to the U.S. export control laws and regulations for the export or re-export of any commodity, service or technical data covered by this Agreement, including technical data acquired from Columbia pursuant to this Agreement and Licensed Products created as a result of that data.

15.Breach and Cure.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

a.In addition to applicable legal standards, Company shall be deemed to be in material breach of this Agreement for:  (i) failure to pay fully and promptly amounts due pursuant to Section 4 and payable pursuant to Section 5; (ii) failure of Company to meet any of its obligations under Section 6 of this Agreement; (iii) failure to comply with requests from Government Authorities directed to Columbia or Company pursuant to Section 10b; (iv) failure to reimburse Columbia for or pay fully and promptly the costs of Prosecuting and Maintaining Patent Rights pursuant to Section 11; (v) failure to obtain and maintain insurance in the amount and of the type provided for in Section 12; and (vi) failure to comply with the Export Laws under Section 14.

b.Either party shall have the right to cure its material breach.  The cure shall be effected within a reasonable period of time but in no event later than sixty (60) days after notice of any breach given by the non-breaching party; provided that in the event that Company fails (i) to achieve Company’s diligence obligations under Section 6 (subject to all Extensions), Company shall have ninety (90) days to cure such breach, or (ii) to promptly reimburse Patent Expenses in accordance with Section 11b, Company shall have thirty (30) days to cure such breach.

16.Term of Agreement.

a.The term of this Agreement shall commence on the Effective Date and, unless terminated as provided in this Section 16, shall continue in full force and effect until the expiration of the last to expire Royalty Term (the “Term”). Upon expiration of this Agreement under this Section 16a, the Company shall thereafter be free to use the Know-How without any further obligation to Columbia.

b.Company may terminate this Agreement or any license granted hereunder, in whole or in part, with respect to any Patent Rights or Know-How, any uses or applications in the Field, any territory(ies) and/or any Licensed Products, without cause upon sixty (60) days prior written notice to Columbia.

c.The license granted under this Agreement may be terminated by Columbia or, at Columbia’s option, Columbia has the right to convert such exclusive license granted under this Agreement to a nonexclusive license, with no future right to sublicense , and no right by Company to initiate legal proceedings pursuant to Section 11: (i) upon ninety (90) days written notice to Company if Columbia elects to terminate in accordance with Section 6c and Company fails to cure its breach within such 90 day period in accordance with Section 15b; (ii) upon written notice to Company for Company’s material breach of the Agreement and Company’s failure to cure such material breach in accordance with Section 15b; (iii) in the event Company files a bankruptcy petition pursuant to the U.S. Bankruptcy Code; (iv) in the event Company ceases to conduct business as a going concern; and (v) in the event Company (or any entity or Person acting on its behalf) initiates a Challenge.  Termination under (i) – (v) shall be effective upon date of notice sent pursuant to Section 17.

d.Upon any termination of this Agreement pursuant to Sections 16c, all sublicenses granted by the Company under it shall be assigned to Columbia, provided that Columbia’s obligations under such sublicense shall be consistent with and not exceed Columbia’s obligations to Company under this Agreement and provided that such Sublicensee agrees in a writing sent to Columbia to assume all obligations of this Agreement for the benefit of Columbia, including the obligations to make all payments due under this Agreement, including but not limited to those specified in Sections 4a(ii), 4a(iii), 4a(iv), 4a(v), 4d and 11b.

e.Sections 4d(ii), 5d, 5f, 5g, 5h, 7, 8, 9, 10a, 10b, 12a, 12c, 12d, 14, 16a (last sentence), 16d, 16e, 16f, 16g, 17, 19, 22, 23, and 25 will survive any termination or expiration of this Agreement.

f.Any termination of this Agreement shall not adversely affect any rights or obligations that may have accrued to either party prior to the effective date of termination, including without limitation, Company’s obligation to pay all amounts due and payable under Sections 4, 5 and 11 hereof.

g.Upon any termination of this Agreement for any reason other than the expiration of this Agreement under Section 16b or Company’s failure to cure a material breach of this Agreement under Section 16c(ii), Company, Sublicensees, Designees, and their Affiliates shall have the right, for one (1) year or such longer

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

period as the parties may reasonably agree, to dispose of Licensed Products or substantially completed Licensed Products then on hand, and to complete orders for Licensed Products then on hand, and royalties shall be paid to Columbia with respect to such Licensed Products as though this Agreement had not terminated.

17.Notices.   Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and shall be considered given (i) when mailed by certified mail (return receipt requested), postage prepaid,  (ii) on the date of actual delivery by hand or overnight delivery, with receipt acknowledged, or (iii) by facsimile or electronic transmission, with written receipt of delivery:

if to Columbia, to:Executive Director

Columbia Technology Ventures

Columbia University

80 Claremont Avenue, #4F, Mail Code 9606

New York, NY  10027-5712

copy to:General Counsel

Columbia University

412 Low Memorial Library

535 West 116th Street, Mail Code 4308

New York, New York 10027

if to the Company, to:Vixen Pharmaceuticals, Inc.

c/o Sills Cummis & Gross P.C.

One Riverfront Plaza

Newark, New Jersey  07102

Attention:  Lori M. Waldron, Esq.

or to such other address as a party may specify by notice hereunder.

18.Assignment.  This Agreement may not be assigned, in whole or in part, by either party without the other party’s prior written consent and, except as herein provided, any such purported assignment will be null and void.  Notwithstanding the foregoing, Company may assign this Agreement without the prior written consent of Columbia, in the event the assignment is: (i) to a purchaser of all or substantially all of Company’s business or assets relating to the subject matter of this Agreement; (ii) part of a change of control of Company, including without limitation a merger of Company with a Third Party (to the extent that such change of control is considered an assignment under applicable Law), or (iii) in connection with a license of all or substantially all of the assets of the Company relating to the subject matter of this Agreement to a Third Party (to the extent that such license is considered an assignment under applicable Law); provided that, in each case, the successor entity expressly agrees in writing to assume and be bound by all obligations of Company under this Agreement.  Company will notify Columbia in writing of an assignment of this Agreement in accordance with this Section 18 within thirty (30) days following such assignment.

19.Waiver and Election of Remedies.   The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party thereafter of the right to insist upon strict adherence to that term or any other term of this Agreement.  All waivers must be in writing and signed by an authorized representative of the party against which such waiver is being sought.  The pursuit by either party of any remedy to which it is entitled at any time or continuation of the Agreement despite a breach by the other shall not be deemed an election of remedies or waiver of the right to pursue any other remedies to which it may be entitled.

20.Binding on Successors.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns to the extent assignment is permitted under this Agreement.

21.Independent Contractors.  It is the express intention of the parties that the relationship of Columbia and the Company shall be that of independent contractors and shall not be that of agents, partners or joint venturers.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

Nothing in this Agreement is intended or shall be construed to permit or authorize either party to incur, or represent that it has the power to incur, any obligation or liability on behalf of the other party.

22.Entire Agreement; Amendment.  This Agreement, together with the Exhibits, sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, concerning such subject matter, including the Option Agreement dated April 10, 2015.  This Agreement may be amended only by written agreement duly executed by the parties.

23.Severability.   In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid, illegal or unenforceable, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable, unless such construction would materially alter the meaning of this Agreement.

24.No Third-Party Beneficiaries.  Except as expressly set forth herein, the parties hereto agree that there are no third-party beneficiaries of any kind to this Agreement.

25.Governing Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York as applicable to agreements made and wholly performed within the State of New York, and without reference to the conflict or choice of laws principles of any jurisdiction.  Unless otherwise separately agreed in writing, the parties agree that any and all claims arising under or related to this Agreement shall be heard and determined only in either the United States District Court for the Southern District of New York or in the courts of the State of New York located in the City and County of New York, and the parties irrevocably agree to submit themselves to the exclusive and personal jurisdiction of those courts and irrevocably waive any and all rights any such party may now or hereafter have to object to such jurisdiction or the convenience of the forum.

26.Execution in Counterparts; Facsimile or Electronic Transmission.  This Agreement may be executed in counterparts, and by facsimile or electronic transmission. Facsimile and electronic transmission signatures shall be treated as original signatures. This Agreement is not binding on the parties until it has been signed below on behalf of each party.

[signatures on following page]

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

IN WITNESS WHEREOF, Columbia and the Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK	VIXEN PHARMACEUTICALS, INC.

By: /s/ Scott Hamilton	By: /s/ Angela M. Christiano, PhD
Name:Scot Hamilton	Name:Angela M. Christiano, PhD
Title:Senior Director Columbia Technology Ventures	Title:Founder
Date Signed: 12/31/15	Date Signed: 12/31/15
TTID: 48058

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

EXHIBIT A

IR	Docket	Patent/Application Title	Patent/Application No.	Filing Date	Status
[***]	[***]	[***]	[***]	[***]	[***]

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

EXHIBIT B – KNOW-HOW

1.         Data from preclinical and clinical studies or collections, including but not limited to gene expression, sequencing, genotyping, biomarker, treatment, outcomes, and registry data.

2.         Pre-clinical and clinical research tools, including but not limited to models, biomarkers, reference standards, as well as protocols and know-how relating to the development and use thereof.

3.         Protocols and know-how relating to design and conduct of preclinical and clinical studies, including but not limited to considerations such as target biology, mechanism of action, natural history of disease, dosing regimen, formulation, subject recruitment, and subject compliance.

4.         Protocols and know-how relating to acquisition, analysis and interpretation of pre-clinical and clinical data, including but not limited to gene expression, sequencing, genotyping, imaging, biomarker, treatment, and other data acquired from study subjects (animal or human).

5.         Research data, research results, and other research information contained in unpublished manuscripts and grant applications.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.